UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): December 18, 2005

INTERNATIONAL TELECOMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

        Nevada                 333-57514               87-0576481

(State of incorporation) (Commission File Number) (IRS Employer Identification No.)

200 Oceangate, Suite 800

Long Beach, CA 90802

(Address of principal executive offices) ( Zip Code)

Registrant's telephone number, including area code: (310) 459-1081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5  Corporate Governance and Management.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

By resolutions dated December 13, 2005 the Board of Directors took the following actions related to the directors and officers of the Company.

1. It accepted the resignation of Angi Ma as the Secretary and as a Director of the Corporation; and

2. It appointed Felizian (Phil) Paul to fill Ms. Ma's unexpired term as the Secretary of the Corporation; and

3. It accepted the resignation of Felizian Paul as Chief Financial Officer of the Company; and

4. It appointed Elmer J. Salcido as Acting Chief Financial Officer of the Company.

The Board designated December 18, 2005 as the effective date for each of these changes.

(a)(1) Angi Ma has not resigned or refused to stand for re-election to the board of directors, and Phil Paul has not resigned as Chief Financial Officer, because of any disagreement with the registrant, as defined in 17 CFR 228.3b-7, on any matter relating to the registrant's operations, policies or practices; nor was either of them removed from any position for cause. Their respective resignations from the specified offices was occasioned by Ms. Ma's personal desire to resign her corporate positions and in the case of Mr. Paul, by the need for a corporate secretary and the availability of Mr. Salcido to assume the role of CFO.

(2) Neither resigning person has furnished the registrant with any written correspondence concerning the circumstances surrounding their respective resignations.

(3) Both Ms. Ma and Mr. Paul have been provided with a copy of this Form 8-K. Neither of them as elected to respond to the substance of the foregoing disclosure. Both of them has confirmed their resignations by signing the resolutions of December 13, 2005 by which the Board accepted their resignations.

(c) Elmer J. Salcido has been appointed Acting Chief Financial officer of the Company. Mr. Salcido's selection for this position arises from his long experience in supervising the financial affairs of several companies since 1986. His appointment was effective as of December 10, 2005. He comes to International Telecommunications, Inc. as a result of the Company's agreement to acquire of an 80% equity interest in Rocket Internetworking Incorporated on September 26, 2005. Mr. Salcido is the owner of 1,000 shares of the 8,000 share position we will acquired in Rocket when the transaction closes, for which Mr. Salcido will receive 62,500 , (less than one percent (1%) of the total voting shares of the corporation that will be outstanding after the closing) of the total of 500,000 shares we will issue in the acquisition.

Mr. Salcido's business experiencesince 1979 is as follows:

Date: Company: Position Held

2/95 to Present Rocket Internet/ Telespace CFO/CEO

9/91 to 11/94 CENVEO, Inc. (NYSE). Division Controller

8/97 to 9/91 CCL Plastic Packaging Co Controller

4/95 to 8/97 Executive Office Concepts Chief Financial Officer

4/89 to 4/95 Federal Ordnance, Inc. Corporate Controller

10/86 to 4/89 Palecek Imports, Inc. General Manager

12/79 to 10/86 General Electric Co. Manager of Accounting

Elmer Salcido holds a Bachelor of Science Degree from the University of California at Long Beach in Business Administration with a major in Accounting and a Minor in Industrial Engineering. His background includes twenty-five years of high-level financial, marketing and Information Technology (IT) management experience. He has held an impressive array of high-ranking position as a Controller, Chief Financial Officer and Director of IT for several public companies such as CCL Industries and CENVEO, Inc. (NYSE).

Mr. Salcido was part of a team of a local start up that went from an insignificant IPO to become a major acquisition ($150 million) by CCL Industries, a 2.4 Billion International company. He has played a key role in developing and operating financial reporting and IT systems within a Corporate Wide Area Infrastructure (WAN). By giving real-time access to managers and employees at all levels the company improved critical reporting disciplines from the production floor to the company's Balance Sheet.

More recently, Elmer founded Telespace Net, Inc. that delivers worldwide wireless Internet voice, video and data services. He created a strategic alliance with FEMA to deliver communication services and was instrumental in providing victims of the 2004 Florida Hurricanes with communications services. Currently Elmer holds position as CFO of Rocket Internet, Inc. and CEO of Telespace Net, Inc.

INTERNATIONAL TELECOMMUNICATIONS, INC.

/s/ Allie Chang

Allie Chang

Chief Executive Officer